As filed with the Securities and Exchange Commission on November 10, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in its Charter)

Ohio	31-0854434
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors

The Fifth Third Bancorp Nonqualified Deferred Compensation Plan

(Full Title of Plans)

Saema Somalya, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10AT76

Cincinnati, Ohio 45263

(513) 534-4300

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

H. Samuel Lind, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10AT76

Cincinnati, Ohio 45263

(513) 534-6757 (fax)

(513) 534-4300

(513) 534-6757 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred compensation obligations (1)	$32,000,000	100%	$32,000,000	$3,708.80

(1)	The Deferred Compensation Obligations are unsecured obligations of Fifth Third Bancorp to pay deferred compensation in the future in accordance with the terms of the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors and The Fifth Third Bancorp Nonqualified Deferred Compensation Plan. Deferred Compensation Obligations will be paid in cash.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors and The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (together, the “Plans”), as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents that Fifth Third Bancorp (the “Company” or “Fifth Third”) has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended on Form 10-K/A filed with the Commission on November 9, 2016;

•	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016, each as amended on Form 10-Q/A filed with the Commission on November 9, 2016; and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016; and

•	the Company’s Current Reports on Form 8-K filed November 3 (filed report only), September 21, September 13 (filed report only), September 2, August 3, July 28 (filed portions only), July 14, June 22, April 20, April 12, April 11, March 16, March 10, March 2, and January 14, 2016.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities

The $32,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible directors and employees of the Company and its subsidiaries pursuant to the Plans.

References to the Company in this section mean Fifth Third Bancorp and do not include the subsidiaries of Fifth Third Bancorp. This section summarizes the material terms of the Obligations. Because this section is a summary, it does not describe every aspect of the Obligations. This summary is subject to and qualified in its entirety by reference to the terms of each Plan, each of which is filed as an exhibit to this Form S-8.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the applicable Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the applicable Plan. The Plans provide for the investment of each participant’s deferral account in such investments as the participant may have elected from among various investment options. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment benchmarks, including the Fifth Third Stock Fund.

The Fifth Third Bancorp Nonqualified Deferred Compensation Plan permits the deferral of performance-based restricted stock of the Company; amounts credited to a participant’s contribution account pursuant to an election to defer performance-based restricted stock are measured by the performance of the Fifth Third Stock Fund.

Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations.

All deferral accounts under the Plans, together with earnings thereon, will be payable, in cash, upon the termination of the deferral period in a single lump sum or in annual installments in accordance with the terms of the Plan and the participants’ elections. All deferral accounts under either Plan, together with earnings thereon, will be payable, in a single lump sum cash distribution, upon a participant’s death (unless a participant had commenced receiving installment payments prior to such participant’s death, in which case installment payments will continue to be paid to such participant’s beneficiary).

The Company reserves the right to amend or terminate either Plan at any time.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5. Interests of Named Experts and Counsel

The validity of the Obligations offered hereby has been passed upon by Thompson Hine LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on November 10, 2016.

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Greg D. Carmichael
President and Chief Executive Officer

POWERS OF ATTORNEY

The undersigned officers and directors do hereby constitute and appoint Greg D. Carmichael, with full power of substitution and re-substitution, as our true and lawful attorney-in-fact and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including post-effective amendments); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 10, 2016.

Name	Title

/s/ Greg D. Carmichael	President and Chief Executive Officer (Principal Executive Officer)
Greg D. Carmichael

/s/ Tayfun Tuzun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Tayfun Tuzun

/s/ Mark D. Hazel	Senior Vice President and Controller (Principal Accounting Officer)
Mark D. Hazel

/s/ Nicholas K. Akins	Director
Nicholas K. Akins

/s/ B. Evan Bayh III	Director
B. Evan Bayh III

/s/ Jorge L. Benitez	Director
Jorge L. Benitez

/s/ Katherine B. Blackburn	Director
Katherine B. Blackburn

/s/ Emerson L. Brumback	Director
Emerson L. Brumback

/s/ Jerry W. Burris	Director
Jerry W. Burris

/s/ Greg D. Carmichael	Director
Greg D. Carmichael

/s/ Gary R. Heminger	Director
Gary R. Heminger

/s/ Jewell D. Hoover	Director
Jewell D. Hoover

/s/ Eileen A. Mallesch	Director
Eileen A. Mallesch

/s/ Michael B. McCallister	Director
Michael B. McCallister

/s/ Hendrik G. Meijer	Director
Hendrik G. Meijer

/s/ Marsha C. Williams	Director
Marsha C. Williams

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-33653))

4.2	Amendment to The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-33653))

4.3	Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 (File No. 001-33653))

5.1	Opinion of Counsel*

23.1	Consent of Counsel (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney (set forth on signature page)*

*	Filed herewith.